Exhibit (g)

INVESTMENT ADVISORY AGREEMENT

This Agreement, entered into as of May 23, 2017 between City National Rochdale Select Strategies Fund, a Delaware statutory trust (referred to herein as the “Fund”), and City National Rochdale, LLC, a limited liability company organized under the laws of the State of Delaware (referred to herein as the “Adviser”), to provide certain investment advisory and management services to the Fund.

The Fund is registered as a closed-end investment company registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder and any exemptive orders thereunder, the “1940 Act”). The Fund wishes to have the benefit of the investment advisory services of the Adviser and its assistance in performing certain management functions. The Adviser desires to furnish such services for the Fund and to perform the functions assigned to it under this Agreement for the considerations provided. Accordingly, the parties have agreed as follows:

1.        Appointment. The Fund hereby appoints the Adviser as the Fund’s investment adviser for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified.

2.        Duties. In its capacity as investment adviser to the Fund, the Adviser shall have the following duties:

(a)

The Adviser shall regularly provide the Fund with investment advisory services, including management, supervision and investment research and advice and shall furnish a continuous investment program for the Fund’s portfolio of securities and other investments consistent with the Fund’s investment objectives, policies and restrictions, as stated in the Fund’s current Prospectus and Statement of Additional Information. The investment advisory services to be provided shall be subject to the supervision of the Fund’s Board of Trustees (the “Board”) and shall include the design, development and ongoing review and evaluation of the Fund and its investment strategy; where applicable the selection, oversight and monitoring of one or more investment sub-advisers to perform certain duties with respect to the Fund; ongoing portfolio trading oversight and analysis; risk management oversight and analysis; design, development, implementation and ongoing review and evaluation of a process for the valuation of Fund investments; design, development, implementation and ongoing review and evaluation of a compliance program for the Fund; design, development, implementation and ongoing review and evaluation of a process for the voting of proxies and rights to consent to corporate action for Fund investments; participation in Board meetings and oversight of preparation of materials for the Board, including materials for Board meetings and regular communications with the Board; oversight of preparation of the Fund’s Prospectus, Statement of Additional Information, shareholder reports and other disclosure materials and regulatory filings for the Fund; and ongoing cash management services.

In furtherance of the foregoing, without limitation, the Adviser shall determine from time to time what securities and other investments and instruments will be purchased, retained, sold or exchanged by the Fund and what portion of the assets of the Fund’s portfolio will be held in the various securities and other investments in which the Fund invests, and shall implement those decisions (including the execution of investment documentation and agreements) all subject to the provisions of the Fund’s Declaration of Trust and By-Laws, as may be amended from time to time (collectively, the “Governing Documents”), the 1940

Act and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”) and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Fund referred to above, and any other specific policies adopted by the Board and disclosed to the Adviser. The Adviser is authorized as the agent of the Fund to give instructions to the custodian of the Fund as to deliveries of securities and other investments and payments of cash for the account of the Fund. Subject to applicable provisions of the 1940 Act and direction from the Board, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Fund in one or more investment companies.

(b)

The Adviser will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Fund and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Adviser’s authority regarding the execution of the Fund’s portfolio transactions provided herein.

(c)

The Fund hereby authorizes any entity or person associated with the Adviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv). Notwithstanding the foregoing, the Adviser agrees that it will not deal with itself, or with the Trustees of the Fund or any principal underwriter of the Fund, as principals or agents in making purchases or sales of securities or other property for the account of the Fund, nor will it purchase any securities from an underwriting or selling group in which the Adviser or its affiliates is participating, or arrange for purchases and sales of securities between the Fund and another account advised by the Adviser or its affiliates, except in each case as permitted by the 1940 Act and in accordance with such policies and procedures as may be adopted by the Fund from time to time, and will comply with all other provisions of the Governing Documents and the Fund’s then-current Prospectus and Statement of Additional Information relative to the Adviser and its directors and officers.

(d)	The Adviser shall, at the request of the Board, exercise voting rights, rights to consent to corporate action and any other rights pertaining to the Fund’s portfolio securities.

(e)

The Adviser may execute on behalf of the Fund certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, brokerage agreements, clearing agreements, account documentation, futures and option agreements, swap agreements, other investment related agreements, and any other agreements, documents or instruments the Adviser believes are appropriate or desirable in performing its duties under this Agreement.

(f)

As part of the services provided hereunder, the Adviser shall oversee the other service providers to the Fund, including the Fund’s administrator, custodian, transfer agent, independent accountant and legal counsel, and supervise the performance of recordkeeping and shareholder relations functions for the Fund. The Adviser shall, at the request of the Board, provide advice and recommendations with respect to other aspects of the business and affairs of the Fund.

3.        Sub-advisers. Subject to the Board’s approval, the Adviser or the Fund may enter into contracts with one or more investment sub-advisers, including without limitation, affiliates of the Adviser, pursuant to which such investment sub-advisers shall be required to perform certain duties of the Adviser hereunder as specified in such contracts on such terms as the Adviser will determine to be necessary, desirable or appropriate, provided that in each case in addition to its other duties the Adviser shall supervise, oversee and monitor each such investment sub-adviser and further provided that such contracts are entered into in accordance with and meet all applicable requirements of the 1940 Act. The Adviser shall pay the compensation of each investment sub-adviser retained hereunder.

4.        Activities of the Adviser. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser, whether or not a Trustee, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities for the Fund and one or more other accounts of the Adviser is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by the Adviser. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with the Adviser’s policies and procedures as presented to the Board from time to time.

5.        Allocation of Charges and Expenses. During the term of this Agreement, the Fund will bear all expenses not expressly assumed by the Adviser incurred in the operation of the Fund and the offering of its shares. Without limiting the generality of the foregoing:

(a)

The Fund shall pay (i) fees payable to the Adviser pursuant to this Agreement; (ii) the cost (including brokerage commissions, transaction fees or charges, if any) incurred in connection with purchases and sales of the Fund’s portfolio securities and other investments; (iii) expenses of organizing the Fund; (iv) filing fees and expenses relating to registering and qualifying and maintaining the registration and qualification of the Fund’s shares for sale under federal and state securities laws; (v) its allocable share of the compensation, fees and reimbursements paid to the Fund’s non-interested Trustees and, unless otherwise determined by the Board, its allocable share of the compensation, fees and reimbursements paid to those interested Trustees who are not directors, officers or employees of the Adviser, a sub-adviser or principal underwriter, or affiliate of any of the foregoing, or consultants, independent contractors or other persons who receive remuneration or other benefits from any of the foregoing; (vi) fees or expenses of the Fund’s independent public accountant and legal counsel and any custodians, transfer agents, distributors, shareholder servicing agents, registrars, dividend disbursing agent, independent pricing vendors or fund accounting or other service providers; (vii) legal and accounting expenses allocable to the Fund, including costs for local representation in the Fund’s jurisdiction of organization and fees and expenses of special counsel, if any, for the independent Trustees; (viii) all federal, state and local tax (including stamp, excise, income, franchise, issue and transfer taxes) and the preparation and filing of all returns and reports in connection therewith; (ix) cost of certificates, if any, and delivery to purchasers; (x) expenses of preparing and filing reports with federal and state regulatory authorities; (xi) expenses of shareholders’ meetings, meetings of the Board or any committee thereof, and other meetings of the Fund; (xii) expenses of preparing, printing and distributing proxy statements (unless otherwise agreed to by the Fund and the Adviser); (xiii) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (xiv) any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Fund for violation of any law; (xv) expenses of preparing and typesetting prospectuses and statements of additional information and any supplements thereto; (xvi) expenses of printing and distributing prospectuses and statements of additional information and any supplements thereto sent to existing shareholders (including costs of software and systems designed to manage the content and data of registration statements, including publishing systems and XBRL related software); (xvii) expenses of preparing, typesetting, filing, printing and distributing, as applicable, reports, statements, notices and dividends to the Fund’s shareholders; (xviii) fees and expenses in connection with membership in investment company organizations; (xix) distribution-related fees and expenses; (xx) shareholder servicing fees; (xxi) governmental fees; (xxii) costs, including interest expenses and loan commitment fees, of borrowing money; (xxiii) website costs; (xxiv) its allocable share of the compensation, fees and expenses of the Fund’s chief compliance officer and any employees of the Fund as determined by the Board; (xxv) travel expenses of officers, members of the Board and any employees of the Fund in connection with Board meetings or other Fund-related business; (xxvi) audit fees; (xxvii) litigation expenses and any non-recurring or extraordinary expenses as may arise, including, without limitation, expenses relating to the Fund’s obligation to indemnify others; (xxviii) any expenses in connection with any preferred shares or any form of leverage; (xxix) expenses of issuing, distributing and redeeming shares of the Fund and servicing shareholder accounts; (xxx) costs and expenses related to new services mandated by law or any regulatory authority to be provided to the Fund; (xxxi) any direct charges to shareholders approved by the Trustees of the Fund; (xxxii) expenses of calculating the net asset value of shares of the Fund; and (xxxii) any fees or other expenses of listing the Fund’s shares on the New York Stock Exchange or any other securities exchange.

(b)

The Adviser shall pay all expenses incurred by it in the performance of its duties under this Agreement. The Adviser shall pay the Fund’s office rent and will provide investment advisory, research and statistical facilities and all clerical services relating to research, statistical and investment work. The Adviser shall authorize and permit any of its directors, officers and employees, who may be elected as Trustees or officers of the Fund, to serve in the capacities in which they are elected, and shall pay all compensation, fees and expenses of such Trustees and officers, with the exception of the Fund’s allocable share of the compensation, fees and expenses of the Fund’s chief compliance officer as determined by the Board.

6.        Obligation to Provide Information. Each party’s obligation to provide information shall be as follows:

(a)

The Fund shall at all times keep the Adviser fully informed with regard to the securities owned by the Fund, the Fund’s funds available, or to become available, for investment, and generally as to the condition of the Fund’s affairs. The Fund shall furnish the Adviser with such other documents and information with regard to each Fund’s affairs as the Adviser may from time to time reasonably request. The Fund shall provide the Adviser with access to all information, documents and records of and about the Fund that are necessary for the Adviser to carry out the performance of its duties under this Agreement. The Fund shall furnish the Adviser with a certified copy of any financial statement or report prepared for the Fund by certified or independent public accountants, and with copies of any financial statements or reports made by such Fund to its shareholders or to any governmental body or securities exchange.

(b)

The Adviser shall at all times keep the Fund fully informed with regard to each Fund’s investment performance and investment mandate compliance, and generally as to the condition of the Fund’s affairs. The Adviser shall furnish the Fund with such other documents and information with regard to the Fund as the Fund may from time to time reasonably request.

7.        Compensation of the Adviser. As compensation for the services performed by the Adviser, the Fund shall pay the Adviser, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate equal to 0.50% of the Fund’s average net assets. If this Agreement is terminated as of any date not the last day of a month, the fee payable by the Fund shall be paid as promptly as possible after such date of termination and shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in the month.

8.        Compensation of Trustees, Officers and Employees. No Trustee, officer or employee of the Fund, with the exception of the Fund’s chief compliance officer, shall receive from the Fund any salary or other compensation as such Trustee, officer or employee while he is at the same time a director, officer, or employee of the Adviser, a sub-adviser or principal underwriter, or affiliate of any of the foregoing, or a consultant, independent contractor or other person who receives remuneration or other benefits from any of the foregoing, except as the Board may decide.

9.        Term. This Agreement will become effective on the date first above written and shall continue in effect with respect to the Fund, unless sooner terminated in accordance with its terms, for two years from its effective date, and shall continue in effect from year to year thereafter, provided such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Board or the affirmative vote of a majority of the outstanding voting securities of the Fund.

10.        Termination. This Agreement may be terminated with respect to the Fund at any time, without penalty, by the Board or by the shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities, provided in either case that 60 days’ written notice of termination be given to the Adviser at its principal place of business. This Agreement may be terminated with respect to the Fund by the Adviser at any time by giving 60 days’ written notice of termination to the Fund, addressed to its principal place of business. This Agreement may be terminated with respect to the Fund upon the mutual written consent of the Adviser and the Fund. This Agreement shall terminate automatically in the event of its assignment by the Adviser and shall not be assignable by the Fund without the consent of the Adviser.

11.        Use of Name. If this Agreement is terminated with respect to the Fund and the Adviser no longer serves as investment adviser to the Fund, the Adviser reserves the right to withdraw from the Fund the use of the name “CNR,” “City National Rochdale” or any derivative thereof with respect to the Fund or any name misleadingly implying a continuing relationship between the Fund and the Adviser or any of its affiliates.

12.        Liability of the Adviser.

(a)

In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other asset or instrument by the Fund.

(b)

Each party to this Agreement shall indemnify and hold harmless the other party and the shareholders, members, directors, managers, trustees, officers and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the Indemnified Party’s performance or non-performance of any duties under this Agreement provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

(c)	No provision of this Agreement shall be construed to protect any Trustee or officer of the Fund, or officer of the Adviser, from liability in violation of Sections 17(h) or (i) of the 1940 Act.

(d)

The Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements in the Fund’s offering materials (including the prospectus, the statement of additional information, and advertising and sales materials), except for information provided by the administrator of the Fund or another third party for inclusion therein.

(e)	The Adviser shall be liable to the Fund for any loss (including brokerage charges) incurred by that Fund as a result of any improper investment made by the Adviser.

13.        Records. The Adviser recognizes and agrees that, pursuant to Rule 31a-3 under the 1940 Act, records required to be maintained by the Fund pursuant to Rule 31a-1 and/or Rule 31a-2 under the 1940 Act that are maintained by the Adviser, for and on behalf of the Fund, are the property of the Fund; shall be maintained, updated, preserved, and made available in accordance with the 1940 Act and rules thereunder; and will be surrendered promptly to the Fund upon request.

14.        Meanings of Certain Terms. For the purposes of this Agreement, each Fund’s “net assets” shall be determined as provided in the Fund’s then-current Prospectus and Statement of Additional Information and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

15.        Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally with respect to the Fund, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of the Agreement shall be effective with respect to the Fund until approved, if so required by the 1940 Act, by vote of the holders of a majority of the outstanding voting securities of the Fund.

16.        Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

17.        No Third Party Beneficiaries. This Agreement does not, and is not intended to, create any third-party beneficiary or otherwise confer any rights, privileges, claims or remedies upon any shareholder or other person other than the parties and their respective successors and permitted assigns.

18.        Governing Law and Forum Selection. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. Any legal suit, action or proceeding related to, arising out of or concerning the this Agreement shall be brought only in the U.S. District Court for the Southern District of New York, or if such action may not be brought in that court, then such action shall be brought in the New York Supreme Court sitting in New York County (the “Designated Courts”). Each party (a) consents to jurisdiction in the Designated Courts; (b) waives any objection to venue in either Designated Court and (c) waives any objection that either Designated Court is an inconvenient forum. For any action commenced in the New York Supreme Court, application shall be submitted to the Commercial Division.

19.        Confidential Information. Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party(ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers. No party will use another party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order or as required or requested by any regulatory authority.

Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Confidential Information. Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner, and to notify the owner in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement. Each party further agrees to provide the owner with a copy of its plan to remediate any such breach and to pay for all costs associated with such remediation and with providing written notice of such breach to the applicable party.

Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent with the laws and regulations of the Commonwealth of Massachusetts relating to personal information security and with all other applicable federal, state and international laws and regulations relating to personal information security.

The provisions found in this Section on Confidential Information will survive any expiration or termination of the Agreement.

20.        Limitation of Liability. A copy of the Fund’s Certificate of Trust is on file with the State of Delaware, and notice is hereby given that this Agreement is executed on behalf of the Trustees as Trustees of the Fund and not individually, and that the obligations under this Agreement are not binding upon any of the Trustees, officers, shareholders, agents or employees of the Fund individually, but binding only upon the assets and property of the Fund.

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The parties hereto have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

CITY NATIONAL ROCHDALE, LLC

By:	/s/ Kurt Hawkesworth
Name:	Kurt Hawkesworth
Title:	COO

CITY NATIONAL ROCHDALE SELECT STRATEGIES FUND

By:	/s/ Anthony Sozio
Name:	Anthony Sozio
Title:	Vice-President